VINTAGE MUTUAL FUNDS
                        INSTITUTIONAL CUSTODY AGREEMENT

VINTAGE MUTUAL FUNDS (the "Principal") hereby requests Union Bank and Trust Company (the "Agent") to open and maintain an agency account (the "Account") in the name of the Principal(s), subject to the following terms and conditions:

1. The Agent shall hold in safekeeping all stocks, bonds and other securities from time to time delivered to it or purchased for the Account. In addition thereto, the Agent shall establish a cash account in which any cash delivered to it or received by it shall be held.

2. The Agent shall receive payment of income on the securities and investments held in the Account. The Agent is also authorized at the direction of the Principal(s) to invest both income and principal in accordance with prudent investment practices as recognized or established under Nebraska law. The Agent may receive investment instructions orally or in writing from the Principal(s). Otherwise, the Agent shall have no discretion in the management of the Account, and without prior consultation or approval, the Agent shall make no investment changes other than to keep money temporarily invested in a money market mutual fund offered by the Agent. The investments in the Account will not be subject to trust law as to quality or diversification. Agent is also authorized by the Principal(s) to invest in mutual funds managed by or offered by the Agent once approved in writing by the Principal(s).

3. The Agent may retain assets held in the Account and is authorized to sell, settle or transfer any securities for the Account with the oral or written direction of the Principal(s). The Agent is also authorized to place securities in its nominee name and deliver such securities to a depository for safekeeping. The Agent may be required by federal regulations to supply to the Principal(s), within five business days, notification of any securities transactions effected on behalf of the Principal(s). The Principal(s) hereby waives any such right to notification. The Agent shall make available to the Principal(s) a statement on a quarterly basis showing all receipts and disbursements, along with information concerning the purchase or sale of any securities in the Account. The Agent shall execute proxies as Agent for the Principal(s). Orders for the purchase and sale of stocks, bonds, mortgages and other securities shall be placed for the Account at the risk of the Principal(s). The Agent shall not be responsible for any act or omission of any broker or similar agent whom the Principal(s) may designate or the Agent may employ, to purchase, sell or perform any act with respect to any stocks, bonds, mortgages and other securities at any time held in the Account.

4. The Agent shall be paid a fee in accordance with its published schedule of fees from time to time in effect. The Agent and Principal(s) may enter into another arrangement for fees as long as both parties agree in writing.

5. The Agreement may be amended, revoked or terminated at any time, effective upon receipt of written notice by the Agent from the Principal(s). The Agent also reserves the right to amend or terminate this Agreement at any time, such amendment or termination to be effective upon ninety (90) days after mailing of written notice to the Principal(s). Upon termination, securities, other investments and cash held in the Account shall be delivered by the Agent to the Principal(s) only upon receiving an appropriate receipt therefore and upon payment to the Agent of any balance which may be due and owing to the Agent by the Principal(s).


6. THE AGENT IN NO WAY GUARANTEES THE PERFORMANCE OR SAFETY OF ANY OF THE INVESTMENTS PURCHASED FOR THE ACCOUNT, AND SUCH INVESTMENTS DO NOT CONSTITUTE DEPOSITS OR OBLIGATIONS OF THE AGENT. THE INVESTMENTS TO BE PURCHASED IN THE ACCOUNT ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), AND THE PRINCIPAL IS NOT GUARANTEED OR INSURED. AS SUCH, THE INVESTMENTS THAT WILL BE PLACED INTO THE ACCOUNT INVOLVE CERTAIN RISKS INCLUDING POSSIBLE LOSS OF PRINCIPAL.


                           DATED this__________day of ________________, 2000.



                                            VINTAGE MUTUAL FUNDS

                                            _______________________________
                                            By:



ACCEPTED AND APPROVED
Union Bank & Trust Company, Agent

By: _____________________________

Title: ____________________________